EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

ENDORSEMENT APPLICABLE TO THE MAXIMUM MATURITY AGE

This Endorsement is part of your Certificate and is effective upon your receipt of it.

In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company (“Equitable”). References to “you” and “your” mean the Owner.

The following new section is added at the end of Part VII – ANNUITY BENEFITS of your Certificate:

MAXIMUM MATURITY AGE

Notwithstanding any provision in this Certificate to the contrary, the “Maximum Maturity Age” is the Contract Date Anniversary following the Annuitant’s 100th birthday.

The following paragraph is added at the end of Section “Annuity Benefit Forms” of Part VII – ANNUITY BENEFITS of your Certificate:

The “Normal Form” of Annuity Benefit for ages older than 95 is an Annuity Benefit payable on the Life-Period Certain Annuity Form as set forth below.

Normal Form: Life-Period Certain Annuity

Period Certain and Amount of Guaranteed Annuity Benefit payable monthly on the Life Annuity Form provided by an application of $1,000

Annuitization Age	Length of Period Certain	Monthly Factor Male	Monthly Factor Female
96	3	13.33	11.24
97	3	13.86	11.66
98	3	14.42	12.10
99	3	15.02	12.59
100	2	16.52	13.57

Amounts required for ages not shown in the above table or for other annuity forms will be calculated by us on the same actuarial basis as shown in the “Table of Guaranteed Annuity Payments” of your Certificate.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY, a stock life insurance company. Home Office address: 1290 Avenue of the Americas, New York, New York 10104

Mark Pearson, Chief Executive Officer	Dave S. Hattem, Senior Executive Director and Secretary

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